EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Mike Reynoldson
	Investor Relations	Media Relations
	kbedard@micron.com	mreynoldson@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

2005 FISCAL YEAR AND FOURTH QUARTER

Boise, Idaho, September 29, 2005 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its 2005 fiscal year and fourth quarter, which ended September 1. For the 2005 fiscal year, the Company earned net income of $188 million, or $0.29 per diluted share, on net sales of $4.88 billion. For the fourth quarter, the Company earned net income of $43 million, or $0.07 per diluted share, on net sales of $1.26 billion. These quarterly results compare to a net loss of $128 million, or $0.20 per diluted share, on net sales of $1.05 billion for the third quarter of fiscal 2005.

The growth in net sales in the fourth quarter compared to the third quarter of fiscal 2005 primarily resulted from an approximate 15% increase in DRAM sales, a 40% increase in sales of CMOS image sensors and NAND Flash memory sales that were five times higher compared to the prior quarter. In the fourth quarter, sales of specialty DRAM products (including synchronous and pseudo-static) represented approximately 30% of net sales and sales of CMOS image sensors and NAND Flash memory products combined to represent approximately 15% of net sales. Sales of DDR and DDR2 DRAM products represented slightly more than one half of the Company’s net sales for the fourth quarter. The higher level of DRAM sales reflects the combination of a 10% increase in megabit sales and a 3% increase in average selling prices.

“Micron’s efforts to strengthen our product lines through expansion of our specialty DRAM products, CMOS image sensors and NAND Flash memory products continue to have a positive impact on our gross margin,” said Steve Appleton, Micron Chairman, President, and CEO. “We continue to dedicate additional resources to expanding our presence in the mobile, consumer and server markets while remaining a leading DRAM supplier for computing applications.”

more-more-more

Megabit production in the fourth quarter increased approximately 15% compared to the third quarter of fiscal 2005. During the fourth quarter, the Company continued its ramp of 300mm wafer production, reaching its initial target of 5,000 wafer outs per week. The level of megabits in finished goods inventories remained flat compared to the third quarter, but decreased in terms of days sales in inventory due to the higher level of sales in the fourth quarter of fiscal 2005.

For the 2005 fiscal year, the Company’s megabit sales increased approximately 40% compared to the previous fiscal year. The Company’s overall average selling price in fiscal 2005 decreased approximately 25% compared to fiscal 2004, while the average selling price for DDR2 DRAM products decreased approximately 40%. Megabit production in fiscal 2005 was approximately 50% higher than the previous fiscal year, reflecting significant improvements in manufacturing efficiencies across the Company’s diversified product portfolio and the ramp of the Company’s 300mm wafer production.

At the end of fiscal 2005, the Company had $1.3 billion in cash and short-term investments. During the fourth quarter of fiscal 2005, the Company generated $304 million in cash from operations and invested $169 million in capital expenditures. In the fourth quarter of fiscal 2005, the Company prepaid the $100 million remaining amount outstanding on its subordinated notes that were due in September 2005.

The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com. A Webcast replay will be available on the Company’s Web site until September 29, 2006. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 6496152) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on October 6, 2005.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its Web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	4th Qtr. Sep. 1, 2005	3rd Qtr. Jun. 2, 2005	4th Qtr. Sep. 2, 2004	Year Ended
				Sep. 1, 2005	Sep. 2, 2004
Net sales	$1,257.8	$1,054.2	$1,189.2	$4,880.2	$4,404.2
Cost of goods sold	975.6	967.6	796.6	3,734.4	3,089.5
Gross margin	282.2	86.6	392.6	1,145.8	1,314.7

Selling, general and administrative	88.0	88.6	74.7	348.3	332.0
Research and development	150.5	153.4	199.2	603.7	754.9
Restructure (1)	—	—	(0.6)	(1.4)	(22.5)
Other operating (income) expense (2)	(2.6)	(25.3)	(6.1)	(22.3)	0.6
Operating income (loss)	46.3	(130.1)	125.4	217.5	249.7

Interest expense, net	(2.1)	(3.8)	(5.0)	(15.4)	(20.8)
Other non-operating income (expense)	(1.0)	(1.3)	0.9	(3.5)	3.1
Income tax (provision) benefit (3)	(0.1)	7.3	(27.8)	(10.6)	(74.8)
Net income (loss)	$43.1	$(127.9)	$93.5	$188.0	$157.2

Earnings (loss) per share:
Basic	$0.07	$(0.20)	$0.14	$0.29	$0.24
Diluted	0.07	(0.20)	0.14	0.29	0.24

Number of shares used in per share calculations:
Basic	649.4	648.2	645.1	647.7	641.5
Diluted	650.0	648.2	701.4	702.0	645.7

	Sep. 1, 2005	As of Jun. 2, 2005	Sep. 2, 2004
Cash and short-term investments	$1,290.4	$1,295.6	$1,231.0
Receivables	794.4	735.4	773.7
Inventories	771.5	826.7	578.1
Total current assets	2,925.6	2,920.4	2,638.7
Property, plant and equipment, net	4,683.8	4,770.9	4,712.7
Restricted cash	50.2	50.4	27.6
Total assets	8,006.4	8,086.2	7,760.0

Accounts payable and accrued expenses	752.5	733.5	796.2
Current portion of long-term debt (4)	147.0	248.8	70.6
Total current liabilities	978.6	1,093.3	972.1
Long-term debt (4)	1,020.2	1,045.6	1,027.9
Shareholders’ equity	5,846.8	5,791.6	5,614.8

		Year Ended
		Sep. 1, 2005	Sep. 2, 2004
Net cash provided by operating activities		$1,237.8	$1,158.8
Net cash used for investing activities (4)		(1,083.9)	(1,312.7)
Net cash (used for) provided by financing activities		(115.5)	69.7

Depreciation and amortization		1,264.5	1,217.5
Expenditures for property, plant and equipment		(1,064.8)	(1,080.7)
Payments on equipment purchase contracts		(236.0)	(343.7)

Noncash equipment acquisitions on contracts payable and capital leases		372.3	280.0

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contained 53 weeks and its first quarter of fiscal 2004 contained 14 weeks.

(1)          In the second quarter of fiscal 2003, the Company initiated a series of cost-reduction initiatives.  In connection therewith, the Company recorded a restructure charge in fiscal 2003 that included the shutdown of the Company’s 200mm production line in Virginia, the discontinuance of certain memory products, including SRAM and TCAM products, and a 10% reduction of the Company’s worldwide workforce.  The credit to restructure in fiscal 2004 primarily reflects sales of equipment associated with the Company’s 200mm production line in Virginia.

(2)          Other operating (income) expense for fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $13 million and $12 million in receipts from the U.S. Government in connection with anti-dumping tariffs.  Other operating (income) expense for the third quarter of fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $15 million and net gains of $12 million from changes in currency exchange rates.  Other operating (income) expense for fiscal 2004 includes losses of $17 million from changes in currency exchange rates and $7 million from the Commonwealth of Virginia for meeting investment commitments at the Virginia wafer fab.

(3)          Income taxes for fiscal 2005 and 2004 primarily reflect taxes on the Company’s non-U.S. operations.  U.S. operating results are not expected to reflect an income tax provision, until such time as the Company utilizes a substantial portion of its U.S. net operating loss carryforwards and unused tax credits, as any such provision is substantially offset by a corresponding reduction in the deferred tax valuation allowance.

(4)          In the fourth quarter of fiscal 2005, the Company prepaid the $100 million remaining amount outstanding on its subordinated notes that were due in September 2005.  In the third quarter of fiscal 2005, the Company entered into two financing arrangements with banks aggregating 23.5 billion yen ($221 million).  The yen-denominated notes are payable in semi-annual installments through 2010 and bear interest at a weighted average rate of 1.2%.  During fiscal 2005, the Company received $161 million in proceeds from sales-leaseback transactions which are payable in periodic installments through January 2009.